Exhibit 99.1
March 8, 2007
Quincy, Massachusetts—Altra Industrial Motion, Inc. (the “Company”) today announced that it is soliciting consents from holders of its (i) 9% Senior Secured Notes due 2011 (the “2011 Notes”) and (ii) 11 1/4% Senior Notes due 2013 (the “2013 Notes” and, together with the 2011 Notes, the “Notes”) to amend the indentures governing the Notes. Each consent solicitation will expire on the earlier of (A) 5:00 p.m. New York City time on March 21, 2007 and (B) the time and date on which the Company receives the requisite consents with respect to the 2011 Notes or the 2013 Notes, as applicable, unless extended by the Company.
The purpose of the consent solicitation is to permit the Company to amend the indentures governing the Notes in order to provide the Company with the necessary flexibility to finance its recently announced tender offer/acquisition of TB Wood’s Corporation (“TB Woods”) in part through the issuance of additional 2011 notes (the “Tack-on Note Offering”). The TB Wood’s acquisition is being effected pursuant to the Agreement and Plan of Merger, dated as of February 17, 2007, as amended, by and among Altra Holdings, Inc., a Delaware corporation, TB Woods, a Delaware corporation, and Forest Acquisition Corporation, a Delaware corporation. Successful completion of the consent solicitations and the Tack-on Note Offering are not conditions precedent to completion of the TB Wood’s acquisition. In the event the Company does not receive the requisite consents, Altra Holdings, Inc., the parent company of the Company that is not subject to the terms of the indentures, would cause a sister holding company to the Company to consummate the TB Wood’s acquisition using committed financing other than the Tack-on Note Offering.
If the consents of holders of at least a majority of each of the 2011 Notes and 2013 Notes that are deemed outstanding are received and the supplemental indentures effecting the amendments are executed and become operative, the Company will make a payment equal to $2.50 in cash for each $1,000 principal amount of 2011 Notes and £2.50 in cash for each £1,000 principal amount of 2013 Notes to each holder of Notes whose consent is received (and not revoked) and accepted prior to March 21, 2007. The supplemental indentures effecting the amendments will not become operative unless and until we accept and pay for shares of TB Wood’s common stock in the tender offer, funded in part by the Tack-on Note Offering, and do not complete the back-end merger on the same date (and, accordingly, TB Wood’s does not become a wholly owned subsidiary of the Company on such date). The record date of each consent solicitation is March 5, 2007. The Company will pay the consent fees described above promptly after the supplemental indenture becomes operative. The Company may terminate or amend the consent solicitation at any time prior to the expiration date.

The detailed terms and conditions of each consent solicitation are contained in the consent solicitation statements, each dated March 7, 2007. Holders of 2011 Notes can obtain copies of these statements and related material from the depositary for the consent solicitation relating to the 2011 Notes, The Bank of New York Trust Company, N.A., at 212-815-6331, and holders of 2013 Notes can obtain copies of these statements and related material from the depositary for the consent solicitation relating to the 2013 Notes, The Bank of New York, at 011 44 207 964-6512 or 011 44 207 964-6700. Jefferies & Company, Inc., is acting as consent solicitation agent. Questions regarding the solicitation can be addressed to Jefferies & Company, Inc., at 203-708-5831.
Altra Industrial Motion, Inc., a subsidiary of Altra Holdings, Inc., is a leading multinational designer, producer and marketer of a wide range of electromechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
The discussion of the anticipated Tack-on Note Offering referred to above is not an offer to sell or the solicitation of an offer to buy any securities. Any such offering will only be offered and sold to qualified institutional buyers in reliance on Rule 144A, to certain institutional accredited investors and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The notes anticipated to be offered have not been registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

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